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Contact: Brian Faith

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Number: 5060

Date: June 16, 2010

Fannie Mae Notifies NYSE and Chicago Stock Exchange of Intention to Delist

WASHINGTON, DC — Fannie Mae (FNM/NYSE) today reported in a filing with the U.S. Securities and Exchange Commission (SEC) that the company had notified the New York Stock Exchange (NYSE) and the Chicago Stock Exchange (CSE) of its intent to delist its common and preferred stock. This notice was made in response to notification by the NYSE on June 15, 2010 that the company no longer met NYSE continued listing standards relating to the minimum price of Fannie Mae’s common stock and to the issuance of a directive dated June 16, 2010 by the Federal Housing Finance Agency (FHFA), Fannie Mae’s conservator, for Fannie Mae to delist its common and preferred stock from the NYSE and any other U.S. stock exchange where its common and preferred stock are listed.

According to a press release by FHFA, the Acting Director of FHFA directed both Fannie Mae and Freddie Mac to take such actions.

In accordance with SEC rules and regulations, Fannie Mae intends to file a Form 25 (Notification of Removal from Listing under Section 12(b) of the Securities Exchange Act of 1934) on or about June 28, 2010. Fannie Mae anticipates that the delisting of its common and preferred stock from the NYSE and CSE will be effective 10 days after Fannie Mae files the Form 25 with the SEC.

After the delisting of its stock, Fannie Mae expects that its common stock and all series of preferred stock that were previously listed on the NYSE will be traded in the over-the-counter market and quoted on the OTC Bulletin Board (OTCBB), a centralized electronic quotation service for over-the-counter securities, under a ticker symbol that has yet to be assigned. Fannie Mae expects that its common stock and preferred stock will continue to trade on the OTCBB so long as market makers demonstrate an interest in trading in the common and preferred stock.

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Fannie Mae Intention to Delist
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Fannie Mae does not expect that the transfer of the trading of its common and preferred stock to the OTCBB will affect, in any way, Fannie Mae’s ability to fulfill its mission to provide liquidity and stability to the mortgage market, or its focus on home-retention, foreclosure-prevention, and refinance efforts under the Making Home Affordable Program. The transition to the OTCBB also will not affect the company’s obligation to file periodic and certain other reports with the SEC under applicable federal securities laws.

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Certain statements in this news release may be considered forward-looking statements within the meaning of the federal securities laws, including those relating to our intention to take steps to cause the company to be delisted from the NYSE by filing a Form 25; the expectation that our common stock and series of preferred stock will continue to be traded in the over-the-counter market and quoted on the OTCBB; and the expectation that the transfer of trading from the NYSE to the OTCBB will not in any way affect our ability to fulfill our mission. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, future conditions and events may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual conditions or events to differ materially from those described in these forward-looking statements include, but are not limited to legislative or other governmental actions relating to our business or the financial markets; our ability to manage our business to a positive net worth; adverse effects from activities we undertake to support the mortgage market and help borrowers; the investment by Treasury and its effect on our business; changes in the structure and regulation of the financial services industry, including government efforts to improve economic conditions; the conservatorship and its effect on our business (including our business strategies and practices); the depth and duration of weakness in the housing market and economic conditions, including the extent of home price declines and unemployment rates; the level and volatility of interest rates and credit spreads; the accuracy of subjective estimates used in critical accounting policies; and other factors described in Fannie Mae’s quarterly report on Form 10-Q for the quarter ended March 31, 2010, and Fannie Mae’s annual report on Form 10-K for the year ended December 31, 2009, including the “Risk Factors” and “Forward-Looking Statements” sections of these reports.

Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.